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                                                                     EXHIBIT 4.3



                             MATERIAL CHANGE REPORT

                                   PURSUANT TO

             SECTION 85(1) OF THE SECURITIES ACT (BRITISH COLUMBIA)
                 SECTION 142(1) OF THE SECURITIES ACT (ALBERTA)
               SECTION 84(1) OF THE SECURITIES ACT (SASKATCHEWAN)
                  SECTION 75(2) OF THE SECURITIES ACT (ONTARIO)
                    SECTION 73 OF THE SECURITIES ACT (QUEBEC)
                SECTION 81(2) OF THE SECURITIES ACT (NOVA SCOTIA)
               SECTION 76(2) OF THE SECURITIES ACT (NEWFOUNDLAND)


ITEM 1:  REPORTING ISSUER

         Inco Limited
         145 King Street West
         Suite 1500
         Toronto, Ontario
         M5H 4B7

ITEM 2:  DATE OF MATERIAL CHANGE

         March 4, 2003

ITEM 3:  PRESS RELEASE

         The attached press release was issued by Inco in Toronto on March 4, 2003.

ITEM 4:  SUMMARY OF MATERIAL CHANGE

         Inco Limited ("Inco") has entered into agreements with a group of initial purchasers to issue and sell (1) U.S. $241 million (U.S. $274 million if the overallotment option granted to the initial purchasers is exercised in full) aggregate amount payable at maturity of its Convertible Debentures due March 14, 2023 and (2) U.S. $220 million (U.S. $250 million if the overallotment option granted to the initial purchasers is exercised in full) aggregate principal amount of its Subordinated Convertible Debentures due March 14, 2052.

ITEM 5:  FULL DESCRIPTION OF MATERIAL CHANGE

         The information contained in the attached March 4, 2003 press release of Inco is incorporated herein.

ITEM 6:  RELIANCE ON CONFIDENTIALITY SECTION OF THE ACT

         Not applicable.


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                                     - 2 -



ITEM 7:  OMITTED INFORMATION

         Not applicable.

ITEM 8:  SENIOR OFFICER - FOR FURTHER INFORMATION CONTACT:

         For further information, contact Stuart F. Feiner (416) 361-7680 (Executive Vice-President, General Counsel & Secretary).

ITEM 9:  STATEMENT OF SENIOR OFFICER

         The foregoing accurately discloses the material change referred to herein.


         DATED this 4th day of March, 2003.


                                       INCO LIMITED


                                       By: /s/ STUART F. FEINER
                                           ------------------------
                                           Stuart F. Feiner
                                           Executive Vice-President,
                                           General Counsel and Secretary


IT IS AN OFFENCE FOR A PERSON TO MAKE A STATEMENT IN A DOCUMENT REQUIRED TO BE FILED OR FURNISHED UNDER THE ACT OR THIS REGULATION THAT AT THE TIME AND IN THE LIGHT OF THE CIRCUMSTANCES UNDER WHICH IT IS MADE, IS A MISREPRESENTATION.
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                         (INCO MEDIA INFORMATION LOGO)


                  INCO ENTERS INTO AGREEMENTS TO SELL PRIVATELY
                      TWO ISSUES OF CONVERTIBLE DEBENTURES
                        IN SEPARATE CONCURRENT OFFERINGS

Toronto, March 4, 2003 - Inco Limited ("Inco") announced today that it has entered into agreements with a group of initial purchasers to issue and sell (1) U.S $241 million (U.S. $274 million if the overallotment option granted to the initial purchasers is exercised in full) aggregate amount payable at maturity of its Convertible Debentures due March 14, 2023 ("Convertible Debentures"), representing U.S.$ 220 million in gross proceeds to Inco (U.S. $ 250 million if the overallotment option is exercised in full) and (2) U.S. $220 million (U.S. $250 million if the overallotment option granted to the initial purchasers is exercised in full) aggregate principal amount of its Subordinated Convertible Debentures due March 14, 2052 ("Subordinated Convertible Debentures"). Each Convertible Debenture is being offered and sold at a price of U.S.$913.81 and will have a semi-annual cash interest coupon equal to approximately 1.09% per year on the issue price (equivalent to 1.00% per year on the U.S. $1,000 amount per Convertible Debenture payable at maturity). The Subordinated Convertible Debentures are being offered and sold at their stated principal amount (U.S $1,000 per Subordinated Convertible Debenture) and will have a semi-annual cash interest coupon of 3-1/2% per year, subject to the Company's right to defer interest payments thereon securities for up to five years.

The offerings are currently expected to close on March 7, 2003, subject to the satisfaction of customary closing conditions, and to result in combined gross proceeds to Inco of U.S.$440 million (U.S.$500 million if the initial purchasers exercise in full their over-allotment options). The net proceeds from the concurrent offerings will enable Inco to redeem all or a portion of either or both of its (i) 5.5% Convertible Redeemable Preferred Shares Series E having a U.S.$472 million aggregate liquidation preference and which are subject to mandatory redemption in 2006 and/or (ii) U.S.$173 million aggregate principal amount of 5-3/4% Convertible Debentures due 2004 and, accordingly, reduce the


 INCO LIMITED 145 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 4B7
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Company's fixed charges. The closing of each offering is not conditioned on the other offering being completed.

The Convertible Debentures and the Subordinated Convertible Debentures will be convertible at the option of the holders into Common Shares of Inco at the conversion rates referred to below, subject to certain anti-dilution adjustment provisions, only in the following circumstances: (i) Inco's Common Share price, calculated over a specified period, has exceeded 120% of the effective conversion price of the Convertible Debentures or the Subordinated Convertible Debentures, as applicable; (ii) the trading price of the Convertible Debentures or the Subordinated Convertible Debentures, as applicable, over a specified period has fallen below 95% of the amount equal to Inco's then prevailing Common Share price times the applicable conversion rate; (iii) Inco were to call the Convertible Debentures or the Subordinated Debentures, as applicable, for redemption; or (iv) certain specified corporate events were to occur. Each Convertible Debenture will be convertible into 31.9354 Common Shares, representing an initial conversion price of approximately U.S. $28.61 per Common Share or 43% above the closing sale price of Inco's Common Shares on the New York Stock Exchange on March 3, and each Subordinated Convertible Debenture will be convertible into 38.4423 Common Shares, representing a conversion price of approximately U.S. $26.01 per Common Share or 30% above the closing sale price of Inco's Common Shares on the New York Stock Exchange on March 3.

Holders of the Convertible Debentures will have the right to have Inco redeem these Debentures at their issue price plus accrued interest on March 7 in each of 2010, 2014 and 2018. The Company will have the right to redeem the Convertible Debentures at any time on or after March 19, 2010. The Company will have the right to redeem the Subordinated Convertible Debentures on or after March 19, 2008 if Inco's Common Shares trade over a specified period above 125% of the conversion price for these
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                                      -3-


subordinated securities. Holders of the Subordinated Convertible Debentures will have no right to require Inco to redeem these subordinated securities.

In the case of the Convertible Debentures, these securities will rank equally and ratably with all of Inco's existing and future unsecured and unsubordinated indebtedness. The Subordinated Convertible Debentures will be subordinated to all of Inco's senior indebtedness, which includes, among other obligations, all of its existing and future unsecured and unsubordinated indebtedness. In meeting the conversion, redemption, payment at maturity and other related terms of these securities, the Company will have the right to satisfy these obligations in cash, its Common Shares or any combination thereof.

The offering and sale of the Convertible Debentures and the Subordinated Convertible Debentures are being made pursuant to Rule 144A under the U.S. Securities Act of 1933 (the "1933 Act"). The offerings have not been registered under the 1933 Act and none of the Convertible Debentures, the Subordinated Convertible Debentures or the Common Shares issuable upon conversion or certain other events may be offered or sold in the United States or to U.S. persons absent registration under the 1933 Act or the availability of an applicable exemption from such registration. None of these securities are being offered in Canada.

THIS ANNOUNCEMENT DOES NOT CONSTITUTE A SOLICITATION OF AN OFFER TO PURCHASE, OR AN OFFER TO SELL, SECURITIES IN THE UNITED STATES OR ELSEWHERE.

This news release contains forward-looking statements regarding the Company and its financing arrangements, including our expectations that these offerings will be
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                                      -4-


successfully completed consistent with the terms outlined above. Actual results and developments may differ materially from those contemplated by these statements depending on, among others, satisfaction of customary closing conditions which may be affected by market conditions and global political developments.


IN 03/07
March 4, 2003